Exhibit 3.47

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

SWEENEY ENGINEERING CORP.

Stanley A. Konin and Stanley Nathanson certify that:

1.             They are the President and the Secretary respectively, of Sweeney Engineering Corp., a California corporation.

2.             Article IV of the Articles of Incorporation is amended to read:

The corporation is authorized to issue 5,000,000 shares of one class, designated common stock. Upon the amendment of this Article, each outstanding share is split into five shares.

3.             The amendment herein set forth has been duly approved by the Board of Directors.

4.             The corporation has only one class of shares outstanding and the amendment effects only a stock split and an increase in the authorized number of shares in proportion to the split.

/s/ Stanley A. Konin
Stanley A. Konin, President

/s/ Stanley Nathanson
Stanley Nathanson, Secretary

Stanley A. Konin declares under penalty of perjury that he has read the foregoing certificate and knows the contents thereof and that the same is true of his own knowledge.

Executed at Los Angeles, California, on August 31, 1982.

/s/ Stanley A. Konin
Stanley A. Konin

Stanley Nathanson declares under penalty of perjury that he has read the foregoing certificate and knows the contents thereof and that the same is true of his own knowledge.

Executed at Los Angeles, California, on August 31, 1982

/s/ Stanley Nathanson
Stanley Nathanson